                                                                    Exhibit 21.1

Subsidiaries of US Airways Group, Inc.
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Airways Assurance Limited LLC
Incorporated under the laws of Bermuda

Barbell Acquisition Corp.
Incorporated under the laws of the State of Delaware

Material Services Company, Inc.
Incorporated under the laws of the State of Delaware

Piedmont Airlines, Inc. (operates under the trade name "US Airways Express") Incorporated under the laws of the State of Maryland

PSA Airlines, Inc. (operates under the trade name "US Airways Express") Incorporated under the laws of the State of Pennsylvania

US Airways, Inc.
Incorporated under the laws of the State of Delaware